Exhibit 3.2

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TGR FINANCIAL, INC.

ARTICLE I

The name of the corporation is TGR Financial, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The street address and mailing address of the initial principal office of the Corporation and the initial registered office of the Corporation is 3560 Kraft Road, Naples, Florida 34105 and its initial registered agent at such address shall be Robert T. Reichert.

ARTICLE III

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE IV

The Corporation has the authority to issue five hundred and twenty million (520,000,000) shares of stock, with a par value of $1.00 per share, which are divided into two classes as follows:

(i) five hundred million (500,000,000) shares of common stock (the “Common Stock”) which, except as specifically granted to any other class of stock set forth below, are entitled to unlimited voting rights in regard to the Corporation and to receive the net assets of the Corporation upon dissolution; and

(ii) twenty million (20,000,000) shares of preferred stock, which preferred shares may be issued in one or more series and shall have such designations, powers, preferences, rights, qualifications, limitations and restrictions as determined by the board of directors (the “Board”) of the Corporation under the provisions of Section 607.0602 of the Florida Business Corporation Act, or any successor statute.

ARTICLE V

The stockholders of the Corporation may not take action in any manner, including by written consent pursuant to Section 607.0704 of the Florida Business Corporation Act, except at a meeting of the stockholders duly called and held in accordance with the applicable provisions of the Florida Business Corporation Act, these Articles of Incorporation and the Bylaws of the Corporation.

ARTICLE VI

Subject to any additional vote required by these Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Florida, these Articles of Incorporation or the Stockholders’ Agreement dated as of September 19, 2012, by and among the Corporation and the stockholders of the Corporation identified therein, as amended from time to time (the “Holding Company Stockholders’ Agreement”). Notwithstanding anything to the contrary contained in these Articles of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order to alter, amend or repeal Article II, Section 3, 12 or 13; Article IV, Section 1, 7, 8, 10 or 13; Article V, Section 1; Article VII; or Article IX of the Bylaws of the Corporation or to adopt any provision inconsistent therewith; provided, that any alteration, amendment or repeal that is proposed to make such sections of the Bylaws consistent with the terms of the Holding Company Stockholders’ Agreement shall only require the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

ARTICLE VII

Subject to any additional vote required by these Articles of Incorporation, the number of directors of the Corporation shall be not less than seven (7) directors or more than fifteen (15) directors, the exact number of directors to be determined in the manner set forth in the Bylaws of the Corporation and consistent with the terms of the Holding Company Stockholders’ Agreement; provided that the number of directors initially shall be thirteen (13). Directors may be removed from office by stockholders only for failure to qualify or for cause, or as otherwise provided in the Holding Company Stockholders’ Agreement.

ARTICLE VIII

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or for any action taken in his or her capacity as a director, or any failure to take such action in his or her capacity as a director. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Florida Business Corporation Act in existence now or hereafter. If the Florida Business Corporation Act or any other law of the State of Florida is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act, as so amended.

Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

To the fullest extent permitted by applicable law, the Corporation shall indemnify any director, officer, employee or agent of the Corporation, and may reimburse any of the foregoing for reasonable expenses actually incurred, or authorize advancement of expenses, in cases involving an administrative proceeding or civil action, in accordance with and to the fullest extent permitted or required by the laws of the State of Florida, including but not limited to, the Florida Business Corporation Act; provided that, notwithstanding anything to the contrary in these Articles of Incorporation, the Corporation is authorized to provide such indemnification through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the Florida Business Corporation Act. Without limiting the foregoing, the Corporation hereby agrees as follows:

1. Each person (and the heirs, executors or administrators of such person) (each such person, an “Indemnitee”) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law. The right to indemnification conferred in this Article IX shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law. The right to indemnification conferred in this Article IX shall be a contract right.

2. The Corporation hereby acknowledges that certain Indemnitees have certain rights to indemnification, advancement of expenses and/or insurance provided by an Investor Stockholder (as such term is defined in the Holding Company Stockholders’ Agreement) who is expressly permitted to designate a director of the Corporation pursuant to the Holding Company Stockholders’ Agreement and/or certain of their respective Affiliates (as such term is defined in Article XI) (each, a “Fund Indemnitor” and collectively, the “Fund Indemnitors”) and certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnitee as a director of the Corporation. The Corporation hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to an Indemnitee are primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case, to the extent required by subsection (1) of this Article IX, without regard to any rights such Indemnitee may have against any Fund Indemnitor, and (iii) it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or other recovery with respect to amounts for which the Corporation is liable pursuant to subsection (1) of this Article IX. The Corporation further agrees that no advancement or payment by a Fund Indemnitor on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation shall affect the foregoing and such Fund Indemnitor shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. The Corporation and each Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this subsection (2) of this Article IX. The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the covered person shall be entitled to indemnification or advancement of expenses from both a Fund Indemnitor and the Corporation pursuant to Florida law, any agreement or articles of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or a Fund Indemnitor, as applicable.

3. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the applicable law; provided, however, that such insurance shall not be used to pay or reimburse any such person for the cost of any judgment or civil money penalty assessed against such person in an administrative proceeding or civil action commenced by any federal banking agency.

4. The rights and authority conferred in this Article IX shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

5. Notwithstanding anything to the contrary in this Article IX, neither the amendment nor repeal of this Article IX, nor the adoption of any provision of these Articles of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by applicable law, any modification of law, shall eliminate or reduce the effect of this Article IX in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification, and all rights to indemnification and advancement of expenses granted herein arising out of any act or omission vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute or these Articles of Incorporation. Notwithstanding anything contained in these Articles of Incorporation to the contrary, in addition to any other vote required by applicable law, the affirmative vote of the holders of at least two-thirds (2/3) in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VI, Article

VII, Article XI or this Article X of these Articles of Incorporation, or to adopt any provision inconsistent therewith; provided that any alteration, amendment or repeal that is proposed to make these Articles of Incorporation consistent with the terms of the Holding Company Stockholders’ Agreement shall require only the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

ARTICLE XI

1. Subject to this Article XI, any Investor Stockholder (as defined in the Holding Company Stockholders’ Agreement) (other than any Investor Stockholder that is an officer or employee of the Corporation or any of its subsidiaries) and any of its Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any subsidiary thereof, and the Corporation, any subsidiary of the Corporation, the directors, the directors of any subsidiary of the Corporation and the other stockholders shall have no rights in and to such ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Corporation or any subsidiary thereof, shall not be deemed wrongful or improper.

2. To the fullest extent permitted by applicable law or regulation, no Investor Stockholder (other than any Investor Stockholder that is an officer or employee of the Corporation or any of its subsidiaries) and any of its directors, principals, officers, members, stockholders, limited or general partners, employees and/or other representatives (the “Investor Stockholder Equityholders”) and its or their Affiliates or director designees, shall be obligated to refer or present any particular business opportunity to the Corporation or any subsidiary thereof even if such opportunity is of a character that, if referred or presented to the Corporation or any subsidiary thereof, could be taken by the Corporation or any subsidiary thereof, and any such Investor Stockholder, Investor Stockholder Equityholder or any of its or their Affiliates, respectively, shall have the right to take for its own account (individually or as a partner, stockholder, member, participant or fiduciary) or to recommend to others such particular opportunity.

3. Except as otherwise provided by law, no act or omission by an Investor Stockholder, Investor Stockholder Equityholder or its or their Affiliates or director designees shall be considered contrary to (i) any fiduciary duty that such Investor Stockholder, Investor Stockholder Equityholder or its or theirs Affiliates or director designees may owe to the Corporation, its subsidiaries or any of its or their Affiliates or to any stockholder or by reason of such Investor Stockholder, Investor Stockholder Equityholder or its or theirs Affiliates or director designees being a stockholder of the Corporation, or (ii) any fiduciary duty of any director of the Corporation, its subsidiaries or any of its or their Affiliates who is also a director, officer or employee of an Investor Stockholder, Investor Stockholder Equityholder or its or theirs Affiliates to the Corporation, subsidiaries or any of its or their Affiliates, or to any stockholder thereof. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, its subsidiaries or any of its or their Affiliates, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article XI.

4. For purposes of this Article XI, “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity; provided that no stockholder of the Corporation shall be deemed, solely by reason of any investment in the Corporation or any rights related to such investment, (i) an Affiliate of any other stockholder or (ii) an Affiliate of the Corporation or any of its subsidiaries.

ARTICLE XII

In the event that any provision of these Articles of Incorporation (including any provision within a single Article, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.